Exhibit 99.1
Mohawk Industries, Inc. Announces Fourth Quarter Earnings
CALHOUN, Ga., Feb. 25 /PRNewswire-FirstCall/ — Mohawk Industries, Inc. (NYSE: MHK) today announced 2009 fourth quarter net earnings of $20 million and diluted earnings per share (EPS) of $0.29 which included a restructuring charge of approximately $30 million primarily related to our distribution and manufacturing infrastructure. Excluding the restructuring charge, net earnings and EPS would have been $39 million and $0.56 per share, respectively. In the fourth quarter of 2008, the net loss was $128 million and loss per share was $1.87. Excluding the 2008 fourth quarter goodwill, intangible and restructuring charges, net loss and loss per share would have been $5.1 million and $0.08 per share, respectively. Net sales for the 2009 fourth quarter were $1,347 million, a decrease of 9% (11% with a constant exchange rate) from 2008. Strong working capital management, reductions in capital spending and active cost control enabled generation of free cash flow of $222 million for the quarter.
For the full year of 2009, our net loss was $5 million or a net loss per share of $0.08. For the full year of 2008, net loss and loss per share were $1,458 million and $21.32 per share, respectively. Net sales for 2009 were $5,344 million representing a 22% decrease from 2008. The sales decrease for both the quarter and the year in the U.S. and Europe is primarily attributable to continuing weak consumer discretionary spending, low home sales and soft business investment.
In commenting on the fourth quarter results, Jeffrey S. Lorberbaum, Chairman and CEO stated, “Our fourth quarter earnings exceeded expectations due to the implementation of cost savings efforts, personnel reductions and plant consolidations. Our balance sheet is strong with over $500 million of cash and a net debt to total capital ratio of 26%. All our segments have reduced infrastructure and capacity and improved productivity. New products have been developed in all segments that will enhance our sales and market position. In spite of the very difficult environment, we are strategically positioning our company for growth. Our geographic product expansion continues with enhanced distribution of ceramic tile in Mexico, laminate in Russia and wood flooring in Western Europe. Environmental sustainability is a priority and Newsweek recognized Mohawk as one of the top 15 companies in the consumer product category for our efforts.”
Mohawk segment sales were down 8% for the fourth quarter, better than the industry. We are focused on streamlining the business and reducing costs in this segment. We have reorganized our commercial carpet manufacturing operations, consolidated our backing facilities, combined carpet and ceramic distribution warehousing and further reduced staffing levels. In the first quarter of 2010, we are implementing a price increase to recover raw material cost inflation. Our proprietary Smart Strand brand has achieved broad customer acceptance in the market place as a high value alternative to nylon and polyester due to its superior softness, enhanced performance and easy maintenance.
Dal-Tile sales for the fourth quarter were down 20% as reported or 21% with a constant exchange rate. Dal-Tile continues to outperform the market with our broad product offering and market saturation. The commercial industry decline is impacting our ceramic business more significantly than other segments. Dal-Tile’s leading design, superior quality and extensive distribution infrastructure distinguish us from the market. We have introduced “Out Stand,” a new technology for the commercial market, with a 60% recycled content, more durable surface, better stain resistance and anti-microbial protection. We have expanded our position in the Home Centers and the Mexican market with product innovation and superior service. We have increased our operational efficiency and lowered our costs through process innovation and consolidation initiatives, including the closing of our Dallas ceramic tile manufacturing operation.
Unilin sales increased 2% for the quarter as reported and decreased 7% on a constant exchange rate. Our operating margin for the quarter was 9% and the EBITDA margin was approximately 22%. Although business conditions are difficult for Europe and the U.S., we believe the category has reached the bottom of the cycle. It is our view that the European market could improve more rapidly than the U.S. since

European consumers generally rely less on credit and housing has not contracted as severely. We are pursuing multiple strategies to maximize our laminate sales including, new product introductions at lower prices, additional technological innovation, geographic expansion and growth in the DIY channel. We plan to develop business through the local distribution we acquired in the U.K. in 2009, continued growth of our European wood flooring business with an expanded product offering and increased presence in Russia with local manufacturing. Unilin has implemented many cost reductions to lower SG&A, reduce manufacturing costs and manage inventory levels while further investing in product innovation.
The first quarter is seasonally the slowest quarter of the year. The residential category should improve during the year while the commercial category still faces significant headwinds. We are implementing a price increase on carpet and wood products to offset rising material costs but the lag in implementation will negatively impact the first quarter. Interest costs this year will be higher primarily due to rates increasing from our new agreement. Our first quarter guidance for earnings is $0.10-$0.20 per share excluding restructuring charges.
The economy improved in the fourth quarter and continued growth is expected throughout 2010. After our seasonally slower first quarter, future periods should improve as we move through the year. The improvements we have implemented throughout our business and the realization of price increases will benefit us in future quarters. Our business is financially strong, committed to ongoing process improvement and maximizing our long term results.
Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy costs; timing and level of capital expenditures; integration of acquisitions; rationalization of operations; claims; litigation and other risks identified in Mohawk’s SEC reports and public announcements.
Mohawk is a leading supplier of flooring for both residential and commercial applications. Mohawk offers a complete selection of carpet, ceramic tile, laminate, wood, stone, vinyl, and rugs. These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile, American Olean, Unilin and Quick Step. Mohawk’s unique merchandising and marketing assist our customers in creating the consumers’ dream. Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.
There will be a conference call Friday, February 26, 2010 at 11:00 AM Eastern Time.
The telephone number to call is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local. Conference ID # 49764409. A conference call replay will also be available until March 12, 2010 by dialing 800-642-1687 for US/local calls and 706-645-9291 for International/Local calls and entering Conference ID # 49764409.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statement of Operations
(Amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net sales	$1,347,108	1,485,172	5,344,024	6,826,348
Cost of sales	1,005,414	1,129,210	4,111,794	5,088,584

Gross profit	341,694	355,962	1,232,230	1,737,764
Selling, general and administrative expenses	294,829	324,892	1,188,500	1,318,501
Impairment of goodwill and other intangibles	—	124,485	—	1,543,397

Operating income (loss)	46,865	(93,415)	43,730	(1,124,134)
Interest expense	34,527	30,001	127,031	127,050
Other expense (income), net	1,509	18,352	(1,108)	26,982

Earnings (loss) before income taxes	10,829	(141,768)	(82,193)	(1,278,166)
Income tax (benefit) expense	(8,950)	(14,153)	(76,694)	180,062

Net earnings (loss)	$19,779	(127,615)	(5,499)	(1,458,228)

Basic earnings (loss) per share	$0.29	(1.87)	(0.08)	(21.32)

Weighted-average common shares outstanding — basic	68,472	68,416	68,452	68,401

Diluted earnings (loss) per share	$0.29	(1.87)	(0.08)	(21.32)

Weighted-average common shares outstanding — diluted	68,682	68,416	68,452	68,401

Other Financial Information
(Amounts in thousands)

Net cash provided by operating activities	$259,611	199,107	672,205	576,086

Depreciation and amortization	$81,827	69,034	303,004	295,054

Capital expenditures	$37,644	62,502	108,925	217,824

Consolidated Balance Sheet Data
(Amounts in thousands)

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$531,458	93,519
Receivables, net	673,931	696,284
Inventories	892,981	1,168,272
Prepaid expenses	108,947	125,603
Deferred income taxes and other current assets	151,683	162,571

Total current assets	2,359,000	2,246,249
Property, plant and equipment, net	1,791,412	1,925,742
Goodwill	1,411,128	1,399,434
Intangible assets, net	785,342	847,850
Deferred income taxes and other non-current assets	44,564	26,900

	$6,391,446	6,446,175

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$52,907	94,785
Accounts payable and accrued expenses	831,115	782,131

Total current liabilities	884,022	876,916
Long-term debt, less current portion	1,801,572	1,860,001
Deferred income taxes and other long-term liabilities	471,570	524,325

Total liabilities	3,157,164	3,261,242

Total equity	3,234,282	3,184,933

	$6,391,446	6,446,175

Segment Information
(Amounts in thousands)

	As of or for the Three Months Ended		As of or for the Year Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net sales:
Mohawk	$738,716	800,886	2,856,741	3,628,183
Dal-Tile	329,985	412,780	1,426,757	1,815,373
Unilin	298,331	292,143	1,128,315	1,465,208
Intersegment sales	(19,924)	(20,637)	(67,789)	(82,416)

Consolidated net sales	$1,347,108	1,485,172	5,344,024	6,826,348

Operating income (loss):
Mohawk	$16,269	(48,610)	(125,965)	(216,152)
Dal-Tile	11,528	41,438	84,154	(323,370)
Unilin	25,331	(82,439)	105,953	(564,911)
Corporate and eliminations	(6,263)	(3,804)	(20,412)	(19,701)

Consolidated operating income (loss)	$46,865	(93,415)	43,730	(1,124,134)

Assets:
Mohawk			$1,582,652	1,876,696
Dal-Tile			1,546,393	1,693,765
Unilin			2,598,182	2,663,599
Corporate and eliminations			664,219	212,115

Consolidated assets			$6,391,446	6,446,175

Reconciliation of Net Sales to Adjusted Net Sales
(Amounts in thousands)

	Three Months Ended
	December 31, 2009	December 31, 2008

Net sales	$1,347,108	1,485,172
Add: Exchange rate	(27,400)	—

Adjusted net sales	$1,319,708	1,485,172

Reconciliation of Segment Net Sales to Adjusted Segment Net Sales
(Amounts in thousands)

	Three Months Ended
	December 31, 2009	December 31, 2008
Dal-Tile segment

Net sales	$329,985	412,780
Add: Exchange rate	(1,848)	—

Adjusted net sales	$328,137	412,780

Unilin segment

Net sales	$298,331	292,143
Add: Exchange rate	(25,552)	—

Adjusted net sales	$272,779	292,143

Reconciliation of Net Earnings (Loss) to Adjusted Net Earnings (Loss)
(Amounts in thousands, except per share data)

	Three Months Ended
	December 31, 2009	December 31, 2008

Net earnings (loss)	$19,779	(127,615)
Add: Impairment of goodwill and other intangibles	—	124,485
Add: Business restructurings	29,787	29,670
Add: Income tax expense (benefit)	(10,872)	(31,672)

Adjusted net earnings (Loss)	$38,694	(5,132)

Adjusted diluted earnings per share	$0.56	(0.08)
Weighted-average common shares outstanding — diluted	68,682	68,416
Reconciliation of Free Cash Flow
(Amounts in thousands)

	Three Months Ended	Year Ended
	December 31, 2009	December 31, 2009
Net cash provided by operations	$259,611	672,205
Less: Net cash used in investing	(37,644)	(114,849)
Less: Acquisition, net of cash acquired	—	5,924

Free cash flow	$221,967	563,280

Reconciliation of Unilin Segment Operating Income to Unilin Segment EBITDA
(Amounts in thousands)

Three Months Ended
EBITDA reconciliation	December 31, 2009

Operating income	$25,331
Less: Other expense	(1,293)
Add: Depreciation and amortization	41,400

EBITDA	$65,438

EBITDA margin	22%

Reconciliation of Total Debt to Net Debt
(Amounts in thousands)

As of
December 31, 2009
Current portion of long-term debt	$52,907
Long-term debt, less current portion	1,801,572
Less: Cash and cash equivalents	(531,458)

Net Debt	$1,323,021

Reconciliation of Total Debt and Equity to Total Capitalization
(Amounts in thousands)

As of
December 31, 2009
Current portion of long-term debt	$52,907
Long-term debt, less current portion	1,801,572
Total equity	3,234,282

Total Capitalization	$5,088,761

Net Debt to Capitalization	26%
The Company believes it is useful for itself and investors to review, as applicable, both GAAP and the above non-GAAP measures in order to assess the performance of the Company’s business for planning and forecasting in subsequent periods.